Exhibit 99.1

Fairchild Semiconductor Reports Results for the First Quarter of 2008

•	Strong Bookings Post-Lunar New Year

•	Record Sales for Smart Power Modules, Video Filters and High Frequency Voltage Regulators

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the first quarter ended March 30, 2008. Fairchild reported first quarter sales of $406.3 million, down 6% from the prior quarter and 1% higher than the first quarter of 2007.

Fairchild reported first quarter net income of $17.1 million or $0.14 per diluted share compared to net income of $34.0 million or $0.27 per diluted share in the prior quarter and net income of $6.3 million or $0.05 per diluted share in the first quarter of 2007. Gross margin was 30.2%, 110 basis points lower sequentially and 250 basis points higher than in the first quarter of 2007.

Fairchild reported first quarter adjusted net income of $23.2 million or $0.19 per diluted share, compared to adjusted net income of $41.8 million or $0.33 per diluted share in the prior quarter and adjusted net income of $20.1 million or $0.16 per diluted share in the first quarter of 2007. Adjusted net income excludes amortization of acquisition-related intangibles, restructuring and impairments, purchased in-process research and development, System General purchase accounting charges, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and audit outcomes.

“Bookings have been strong since Lunar New Year which supports our expectation of second quarter revenue growth,” said Mark Thompson, Fairchild’s president and CEO. “Distributor sell-through also increased in March after a weak February and we expect channel sales to grow sequentially in the second quarter. Our continued supply chain discipline should allow us to quickly respond to improving demand. We also expect our new products to drive sales growth at strong margins. We reported record sales for our Smart Power Modules and anticipate this trend to continue in Q2. Sales of our latest video filters for set-top box applications jumped more than 35% sequentially in the first quarter and bookings were even stronger. We also increased our sales of high frequency voltage regulators for the handset market and expect solid growth across 2008.

End Markets and Channel Activity

“End market demand was roughly inline with our expectations with the exception of weaker distribution sales in China during February,” said Thompson. “First quarter sales into Europe and Korea were up about 9% while the Americas and Japan were flat to slightly lower sequentially. Our sales into the OEM channel were sequentially flat as increased new product revenue offset the normal seasonal decline in demand. Since the holiday period, bookings have been strong across a wide range of end markets. Distributor sell-through was down about 6% sequentially in Q1 due to the softer China demand in February, but has since rebounded solidly and is back to normal seasonal levels. We decreased our channel inventory by about $6 million from the prior quarter and remain within our target range for weeks of supply. Overall product pricing was down slightly more than 1% sequentially which remains at a reasonable level. We held lead times within a stable range of 7 – 9 weeks during the quarter and expect to maintain this level during Q2.

First Quarter Financials

“We reported a modest decrease in gross margin as we lowered our factory loadings and shipments to reduce channel inventory dollars,” said Mark Frey, Fairchild’s executive vice president and CFO. “Gross margin was also impacted by planned seasonal increases in payroll and benefit costs as well as higher gold and copper related expenses. R&D and SG&A expenses were inline with our expectations in the first quarter.

Cash and marketable securities increased $3 million to $465.1 million in the first quarter which reflected cash flow from operations of $38.4 million and capital spending of $30.7 million.

Second Quarter Guidance

“We expect second quarter revenue to be flat to up 3 percent in response to higher demand,” said Frey. “At the start of the quarter, we had about 89% of this sales guidance booked and scheduled to ship. We expect gross margin to be down 75 to 125 basis points sequentially due to the delayed impact of lower factory starts in the first quarter. We expect R&D and SG&A expenses to be approximately $89 to $91 million and net interest and other expenses to be about $5.5 million for the second quarter.”

This press release includes references to adjusted net income (which excludes amortization of acquisition-related intangibles, restructuring and impairments, purchased in-process research and development, System General purchase accounting charges, associated net tax benefits of these items and other acquisition-related intangibles, and tax benefits from finalized tax filings and audit outcomes), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these items), and a reconciliation from adjusted net income to GAAP net income and adjusted gross margin to GAAP gross margin. GAAP and adjusted results both include equity based compensation expense. Adjusted results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents adjusted results because its management uses them as additional measures of the company’s operating performance, and management believes adjusted financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring, non-cash or otherwise unusual transactions. Fairchild’s criteria for determining adjusted results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from low tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor is a global leader delivering energy-efficient power analog and power discrete solutions. Fairchild is The Power Franchise®, providing leading-edge silicon and packaging technologies, manufacturing strength and system expertise for consumer, communications, industrial, portable, computing and automotive systems. An application-driven, solution-based semiconductor supplier, Fairchild provides online design tools and design centers worldwide as part of its comprehensive Global Power ResourceSM. Please contact us on the web at www.fairchildsemi.com.

Editorial Contacts:

Fairchild Semiconductor:	Fairchild Semiconductor:
Patti Olson	Dan Janson
Corporate Communications	Investor Relations
(800) 341-0392 X 8728	(207) 775-8660
Email: patti.olson@fairchildsemi.com	Email: investor@fairchildsemi.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Total revenue	$406.3	$431.9	$402.6
Cost of sales (1)	283.8	296.9	291.1

Gross margin	122.5	135.0	111.5

Gross margin %	30.2%	31.3%	27.7%

Operating expenses:
Research and development (2)	29.8	27.4	26.9
Selling, general and administrative (3)	60.1	55.3	57.2
Amortization of acquisition-related intangibles	5.6	5.5	6.8
Restructuring and impairments	0.2	2.3	0.6
Purchased in-process research and development	—	—	3.7

Total operating expenses	95.7	90.5	95.2

Operating income	26.8	44.5	16.3
Other expense, net	5.2	5.0	4.7

Income before income taxes	21.6	39.5	11.6

Provision for income taxes	4.5	5.5	5.3

Net income	$17.1	$34.0	$6.3

Net income per common share:
Basic	$0.14	$0.27	$0.05

Diluted	$0.14	$0.27	$0.05

Weighted average common shares:
Basic	124.4	124.4	123.4

Diluted	125.1	126.2	125.7

(1) Equity compensation expense included in cost of sales	$1.0	$1.1	$1.7
(2) Equity compensation expense included in research and development	$0.9	$1.2	$0.9
(3) Equity compensation expense included in selling, general and administrative	$5.0	$3.5	$3.5

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Net income	$17.1	$34.0	$6.3
Adjustments to reconcile net income to adjusted net income:
Restructuring and impairments	0.2	2.3	0.6
Purchased in-process research and development	—	—	3.7
System General purchase accounting charges	—	—	2.1
Amortization of acquisition-related intangibles	5.6	5.5	6.8
Associated tax effects of the above and other acquisition intangibles	0.3	—	(0.3)
Tax benefits from finalized tax filings and audit outcomes	—	—	0.9

Adjusted net income	$23.2	$41.8	$20.1

Adjusted net income per common share:
Basic	$0.19	$0.34	$0.16

Diluted	$0.19	$0.33	$0.16

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Gross margin	$122.5	$135.0	$111.5
Adjustments to reconcile gross margin to adjusted gross margin:
System General purchase accounting charges	—	—	2.1

Adjusted gross margin	$122.5	$135.0	$113.6

Adjusted gross margin %	30.2%	31.3%	28.2%

Adjusted net income, adjusted net income per share, and adjusted gross margin should not be considered as alternatives to net income, net income per share, gross margin or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 30, 2008	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$417.0	$409.0
Short-term marketable securities	0.9	2.1
Receivables, net	190.8	179.0
Inventories	249.3	243.5
Other current assets	40.0	51.9

Total current assets	898.0	885.5

Property, plant and equipment, net	679.1	676.0
Intangible assets, net	118.1	123.7
Goodwill	365.0	353.2
Long-term marketable securities	47.2	51.0
Other assets	39.7	43.2

Total assets	$2,147.1	$2,132.6

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$203.7	$203.7
Accounts payable	127.2	130.6
Accrued expenses and other current liabilities	104.8	110.5

Total current liabilities	435.7	444.8

Long-term debt, less current portion	385.0	385.9
Other liabilities	90.8	80.2

Total liabilities	911.5	910.9
Temporary equity—deferred stock units	3.7	3.2
Total stockholders’ equity	1,231.9	1,218.5

Total liabilities, temporary equity and stockholders’ equity	$2,147.1	$2,132.6

Fairchild Semiconductor International, Inc.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2008	April 1, 2007
Cash flows from operating activities:
Net income	$17.1	$6.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	33.1	32.0
Non-cash stock-based compensation expense	6.9	6.1
Purchased in-process research & development	—	3.7
Deferred income taxes, net	1.4	(4.4)
Other	0.4	0.4
Changes in operating assets and liabilities, net of acquisitions	(20.5)	(20.1)

Cash provided by operating activities	38.4	24.0

Cash flows from investing activities:
Capital expenditures	(30.7)	(16.7)
Purchase of marketable securities	(3.5)	(79.1)
Sale of marketable securities	5.0	28.2
Maturity of marketable securities	0.1	0.1
Other	(0.3)	(0.5)
Acquisitions and divestitures, net of cash acquired	—	(171.8)

Cash used in investing activities	(29.4)	(239.8)

Cash flows from financing activities:
Repayment of long-term debt	(0.9)	(0.9)
Proceeds from issuance of common stock and from exercise of stock options, net	1.9	13.6
Other	(2.0)	(6.5)

Cash provided by (used in) financing activities	(1.0)	6.2

Net change in cash and cash equivalents	8.0	(209.6)
Cash and cash equivalents at beginning of period	409.0	525.2

Cash and cash equivalents at end of period	$417.0	$315.6